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Exhibit 99

Aon Reports Second Quarter and Six Months 2002 Results;
Provides Updates on Strategic Options for Combined Specialty, SEC Comments and Financial Outlook

        CHICAGO, IL—August 7, 2002—Aon Corporation (NYSE: AOC) today reported second quarter and six months 2002 results. Reported dilutive net income per share for second quarter 2002 was breakeven compared with $0.11 in the year ago period. Comparable six months results were $0.37 for 2002 and $0.17 for 2001.

        The table below outlines some of the items that influenced the second quarter and six months results. It is followed by a description of the items and segment results.

	Second Quarter		Six Months
Earnings Per Share (EPS) Analysis
	2002	2001	2002	2001
Reported Dilutive EPS	$—	$0.11	$0.37	$0.17
WTC charges	—	—	(0.20)	—
Special charges—spin off expenses	(0.01)	—	(0.02)	—
Special (charges) credits—Business Transformation Plan	0.01	(0.33)	0.01	(0.49)

EPS before WTC & special charges	$—	$0.44	$0.58	$0.66
One-time tax related item	—	—	0.11	—
Cumulative adjustment—other than temporary impairments	(0.13)	—	(0.13)	—

EPS before WTC & special charges, tax item, and cumulative adjustment	$0.13	$0.44	$0.60	$0.66
NPS related costs	(0.08)	—	(0.08)	—
Underwriting segment non-claim litigation reserves	(0.03)	—	(0.03)	—
Corporate & Other segment revenue excluding tax item and cumulative adjustment	(0.09)	(0.03)	(0.09)	(0.22)
Goodwill amortization	—	(0.09)	—	(0.18)

EPS before WTC & special charges, tax item, cumulative adjustment, NPS, underwriting reserves, corporate & other segment revenue and goodwill amortization	$0.33	$0.56	$0.80	$1.06

        World Trade Center (WTC) charges or special charges/credits related to the business transformation and spin off plans factored into the comparisons. Excluding these items, second quarter dilutive earnings per share were breakeven and $0.44, respectively, for 2002 and 2001. Similar six months earnings per share comparisons were $0.58 for 2002 and $0.66 for 2001.

        Comparisons were also impacted by a favorable $0.11 per share one-time tax item for six months 2002 and an unfavorable $0.13 per share cumulative adjustment in second quarter 2002 for other than temporary impairment investment losses related to prior periods. When further adjusting for these items, second quarter dilutive earnings per share were $0.13 and $0.44, respectively, for 2002 and 2001, and $0.60 and $0.66 for the comparable six-month periods.

        Patrick G. Ryan, chairman and CEO of Aon Corporation, said, "Operating segment revenue growth of 15% in the quarter showed solid overall client demand for Aon's products and services. Nevertheless, second quarter bottom line results were the worst in Aon's history due to certain unusual items, compressed operating margins and lower investment income." Ryan added, "We have been taking steps to improve underperforming units including management changes in U.S. retail brokerage and managing underwriting. We must do a better job of controlling expenses and improving margins by leveraging our resources, scale and distribution."

        Mr. Ryan further commented, "Many individual operating units including international, reinsurance and wholesale brokerage, continued to perform well in the quarter—and their performance is indicative of the true potential of our organization. We believe their continued good results and our corrective action plans should improve our financial performance in the second half of this year and into 2003."

        Second quarter and six months 2001 earnings included special charges related to the business transformation plan of $0.33 and $0.49 per share, respectively. A special business transformation credit of $0.01 per share was recorded in second quarter 2002. Special charges in 2002 related to spin off expenses were $0.01 per share in the second quarter and $0.02 per share for six months. As previously reported, six months 2002 earnings also included the establishment of a $90 million pretax ($0.20 per share) allowance for a potentially uncollectible WTC reinsurance receivable.

        On May 30th, Aon stated that it would incur an expense of approximately $20 million to $30 million pretax in second quarter 2002 for an expected loss due to an alleged fraud and breach of contract by National Program Services, Inc. (NPS), an independent managing general agent. The estimated range was based upon information available at the time. After further review, the actual expense was determined to be $36 million pretax ($0.08 per share) recorded in second quarter 2002 in the Insurance Underwriting segment. Approximately $15 million of the expense is related to an allowance for potentially uncollectible receivables and other costs, and approximately $21 million is related to an increase in expected losses under the insurance program.

        The Company also incurred $15 million of pretax expenses related to non-claim litigation reserve items within the Insurance Underwriting segment, which were recorded as general expenses.

        As previously reported, the Company has been corresponding with the Securities and Exchange Commission (SEC) regarding both a Form 10 filing for the spin off of Combined Specialty Group, Inc. (CSG) and a comment letter regarding Aon's 2001 Form 10-K and first quarter 2002 Form 10-Q. Although the Company and the SEC have not reached agreement on all comments raised by the SEC, in second quarter 2002, Aon recorded an adjustment that captures the non-cash cumulative pretax earnings impact of other than temporary impairment losses for certain of its investments for the years ended 1999 and 2000 and for the first quarter ended March 31, 2002. The adjustment, equaling $56 million pretax or $0.13 per share, was recorded in non-operating Corporate and Other segment revenue. The cumulative adjustment does not affect Aon's aggregate stockholders' equity since the amounts had previously been recorded as unrealized losses through other comprehensive losses in the statements of financial position.

        Based on discussions with the SEC, the Company has concluded that certain non-cash other than temporary losses should have been recorded in prior periods. However, the Company has determined that the impact on prior periods, as well as the impact on estimated earnings for 2002, would not be material. Accordingly, the Company has recorded the impact in the current interim period. The Company is continuing its discussions with the SEC and while the Company believes its approach to recording the other than temporary impairments is reasonable, the SEC's Division of Corporation Finance could challenge the Company's recording of the other than temporary impairments in the current quarter rather than in prior periods.

        If the SEC decides that Aon should amend prior period results, the reduction to prior period pretax earnings and related earnings per share would be: 1999—($27 million or $0.06 per share); 2000—($24 million or $0.06 per share); and first quarter 2002—($5 million or $0.01 per share).

        Amortization of intangibles was $14 million in second quarter 2002 compared with $39 million one year ago due to the adoption of FASB 142 that eliminates the amortization of goodwill.

        Consolidated revenue of $2.1 billion in the second quarter increased 11% from $1.9 billion in the prior year. Consolidated revenue for six months 2002 was $4.2 billion, up from $3.7 billion in 2001.

Operating Segments

        Aon's three operating segments—Insurance Brokerage and Other Services, Consulting, and Insurance Underwriting—recorded aggregate second quarter revenue of $2.217 billion, up 15% from the prior year. Operating segment revenue growth was principally driven by strong organic growth, particularly in the Insurance Underwriting segment. Second quarter operating segment investment income decreased $23 million from the same period in 2001 to $69 million, due largely to declining interest rates.

        Total operating segment pretax income in second quarter 2002 before special charges and World Trade Center related items was $160 million compared with $304 million in 2001. Second quarter 2002 results were negatively affected by $36 million of NPS related costs and $15 million of non-claim litigation reserve items, as well as the decline in investment income and lower operating margins. Second quarter 2001 benefited from an $8 million one-time pension curtailment gain.

        Second quarter and six month 2001 business transformation special charges were $146 million and $218 million, respectively, compared with a $6 million credit for the similar periods in 2002. Spin-off special charges were $3 million and $8 million, respectively, for second quarter and six months 2002, with no similar expenses in the year ago periods. The spin-off expenses are primarily for outside professional fees.

        WTC and special charges are addressed above in the aggregate operating segment period comparisons but are not included in the individual operating segment comparisons below.

        Second quarter Insurance Brokerage and Other Services segment reported revenue grew 12% to $1.292 billion compared with $1.154 billion in 2001. Organic revenue growth was 10% in the quarter driven by strong results from international, reinsurance and wholesale brokerage. U.S. retail brokerage organic revenue growth was 8% for the quarter. As reported in first quarter 2002, there was slower revenue growth from certain managing general underwriting programs due to a required change in an insurance carrier relationship that was resolved in the second quarter, and should improve in the latter half of the year. Claims services revenue was below internal targets. Investment income decreased $5 million to $30 million in the second quarter, primarily due to declining interest rates. Premium rates continued to increase across all major property and casualty lines and clients are increasingly using alternative risk transfer services, including captive management, to minimize overall risk management costs.

        Second quarter 2002 Insurance Brokerage and Other Services segment reported pretax income was $136 million compared with $195 million in second quarter 2001. The pretax margin in second quarter 2002 was 10.5% compared with 16.9% in the year ago period. Net transition costs, consisting mostly of process conversion expenses, consulting fees and temporary help that were related to the implementation of the business transformation, were $7 million in the quarter and $2 million in the prior year period.

        Second quarter margin comparisons were also negatively impacted by a combined $34 million pretax income decline for U. S. retail brokerage and managing underwriting year-over-year. Increased pension costs and the decline in investment income also pressured margins. Also, as indicated above, second quarter 2001 benefited from a one-time pension curtailment gain of $8 million.

        International, reinsurance and wholesale brokerage had very favorable increases in operating income year-over-year and positively influenced the margin.

        Consulting segment reported revenue rose 8% to $248 million from $229 million in the year-ago second quarter. This increase reflects core growth, especially from European operations and new outsourcing business, as well as the impact of acquisitions. Despite more challenging economic conditions, consulting segment organic revenue growth was up from 4% in first quarter 2002 to 6%, due partly to increased outsourcing revenues.

        Pretax income was $23 million versus $30 million in second quarter 2001, and the consulting pretax margin was 9.3% in the second quarter compared with 13.1% in the year ago period. The effects of a weaker economic environment, the deferment of discretionary projects by clients and an increasing mix of lower margin outsourcing revenues pressured margins.

        Insurance Underwriting segment reported revenue increased 24% to $677 million in second quarter 2002, up from $548 million in second quarter 2001, reflecting the impact of strong organic growth and acquisitions. Increased accident and health premium growth, especially in new initiatives, and the First Extended automobile warranty acquisition factored into the reported revenue increase. Second quarter investment income decreased $17 million from the prior year period, mostly due to reduced interest rates.

        Insurance underwriting pretax income was $1 million in the second quarter compared with $79 million in the prior year period. The pretax margin was less than one percent for the quarter compared with 14.4% in second quarter 2001. The decline was largely caused by the $36 million one-time NPS costs ($12 million of which is included in benefits to policyholders), $15 million of non-claim litigation reserve items, a $17 million decline in investment income and an increased payout ratio of benefits to policy and warranty holders versus net premiums earned. Mr. Ryan commented, "Certain insurance and warranty lines experienced claims beyond internal targets related to both one-time factors as well as fundamentally higher benefit payouts, and we are addressing these areas. For certain new initiative lines, we are reviewing premium rates for adequacy and will make adjustments."

        Corporate and Other segment revenue was negative $95 million in the quarter and negative $14 million a year ago. These revenues are derived from investment results not directly tied to the Company's operating segments and primarily reflect equity investments.

        Second quarter 2002 investment results reflected derivative losses of $13 million. It also included other than temporary impairment investment losses of $101 million (of which $32 million related to the preferred securities of PEPS I, a recently formed special purpose entity) and $56 million from a cumulative adjustment for other than temporary impairments pertaining to prior periods.

        The Corporate and Other segment pretax loss for the quarter was $147 million, compared with a pretax loss of $94 million in the prior year quarter, due primarily to the decline in Corporate and Other segment revenue and partially offset by the elimination of goodwill amortization.

        In first quarter 2002, Aon adopted Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. The amortization of goodwill is no longer included in Aon's reported earnings per share. As previously reported, no impairment charges resulted from the adoption of Statement No. 142. Goodwill amortization expense was $29 million or $0.09 per share in second quarter 2001 with no comparable expense in 2002.

Balance Sheet

        Stockholders' equity at June 30, 2002 was $3.7 billion, up from $3.5 billion as of March 31, 2002. Total debt was $2.1 billion at the end of the second quarter, up slightly from $2.0 billion at the end of first quarter 2002.

Business Transformation Update

        During the second quarter, Aon's U.S. retail brokerage operations completed the final transfer of necessary account information from all U.S. retail offices to the four regional service centers (client service business units-CSBUs). This conversion of routine task processing to the service centers is designed to increase relationship manager and producer time for enhanced local client interaction on more value added initiatives, a critical step given the challenging risk environment our clients are facing.

        Outside of U.S. retail brokerage, the business transformation plan has been substantially implemented and has delivered expected benefits of improved revenue growth and enhanced productivity. Within U.S. retail brokerage, delays were experienced in implementing the plan and gross savings are being reduced by increased compensation for certain U.S. retail brokerage employees and the hiring of new employees with special skills at higher compensation levels. Transition costs related to the transformation were $7 million in the quarter. The Company does not expect any further transition costs.

        Mr. Ryan added, "We have staffed our brokerage operations to take advantage of increased demand. The completion of the transformation will now allow us to rededicate our efforts to deepening client relationships and adding new clients. In addition, we believe we will become increasingly more productive on our improved operating model in our brokerage operations as employees become even more experienced with the new processes. And, we believe that brokerage segment operating margins in the second half of 2002 will increase year-over-year as we improve the alignment of the U.S. retail brokerage cost structure with new business growth opportunities."

        In second quarter 2002, $6 million pretax ($0.01 per share) of costs previously incurred in connection with the business transformation plan in the U.S. were reversed and included as a credit to general expenses.

September 11

        As previously noted, the Company established a $90 million pretax allowance for a potentially uncollectible receivable related to a disclosed dispute with certain reinsurers at Lloyd's over a World Trade Center reinsurance claim, which Aon is continuing to vigorously pursue with reinsurers. This reinsurance claim pertains to accidental death insurance coverage for Aon employees.

        Aon's litigation with reinsurers in no way impacts Aon's other insurance claims related to the destruction of the WTC. Aon is currently in the normal process of presenting insurance claims to its property and other insurers for losses related to property, extra expense, business interruption and other coverages.

Insurance Underwriting Update: Combined Specialty Group

        The Company had previously announced plans to spin-off its insurance underwriting operations to stockholders through a new company named Combined Specialty Group, Inc. In March 2002, Combined Specialty filed a Form 10 with the Securities and Exchange Commission (SEC) and in April 2002, Aon received a favorable private letter ruling from the IRS. The Company had also previously stated its intention to raise common equity in connection with the proposed spin-off, subject to market conditions, regulatory review, a favorable IRS ruling and final board approval.

        Mr. Ryan stated, "We have decided that current market conditions are simply not conducive to raising equity capital at this time. Doing so would be unfavorable to our stockholders. Nevertheless, the opportunities to write new specialty property and casualty insurance continue to be very favorable. Therefore, we are investigating alternative options for Combined Specialty, including a sale of all or part of Combined Specialty, and/or a spin-off of part of Combined Specialty." Ryan added, "We will provide an update when new plans have been finalized."

        In connection with earlier statements regarding spin off plans, Aon had reported that management would propose certain dividend actions. Given that Aon no longer plans to complete a spin-off as previously described, Aon's Board of Directors will determine future dividends based on consideration of earnings, capital needed to support growth, debt obligations, regulatory constraints, and other factors that may be deemed appropriate.

Financial Outlook

        "We expect significantly improved results in the second half of 2002 and for 2003 as noted above," said Mr. Ryan. "Excluding the one-time tax gain in the first quarter, the cumulative adjustment for other than temporary impairments, and special and unusual WTC charges and credits, full year 2002 earnings per share are expected to exceed $1.80 based on the current Aon businesses before any strategic steps are taken with respect to Combined Specialty."

        "For 2003, we believe Aon's brokerage and consulting segments can achieve low double-digit revenue growth with pretax margins in the high-teen and mid-teen ranges, respectively. The insurance underwriting segment should achieve a minimum of low double-digit revenue growth. New specialty property and casualty insurance premiums are expected to grow nicely while business in certain underperforming insurance units is reduced. Underwriting segment pretax margins will be somewhat below the full year 2001 level of 13.7%." Ryan added, "Corporate and Other segment revenue is expected to be very modest in future periods due to the smaller portfolio of investments producing this income."

        The future outlook may be impacted by internal and external factors, including economic conditions, equity markets, premium rate developments, pension costs and the final plans for Combined Specialty.

SEC Certification and Comments from SEC

        Mr. Ryan stated, "Harvey Medvin, Aon's chief financial officer, and I plan to provide the required certification of Aon's recent SEC filings, along with other CEO's and CFO's in the U.S. We will of course respond to any SEC comments regarding our financials in an appropriate manner, the current status of which is outlined below."

        The Company has been corresponding with the SEC's Division of Corporation Finance regarding its comments on the Form 10 filing for the spin off of Combined Specialty Group, Inc. and a comment letter received on July 3rd regarding Aon's 2001 Form 10-K and first quarter 2002 Form 10-Q. Aon has already replied to the SEC's July 3rd comment letter and the current status relating to Aon's correspondence with the SEC is provided at the end of this press release.

        The Company will host an audio webcast today at 10:00 a.m. (CDT) that can be accessed at www.aon.com.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

Status of SEC Comments

Introduction

        Aon believes that its filings with the SEC have been in compliance with generally accepted accounting principles (GAAP). The SEC has commented on certain of Aon's filings and Aon has been corresponding with the SEC accordingly.

        At this time, given the Company's evaluation of the matters being addressed by the SEC, Aon does not believe that its aggregate stockholders' equity will change.

Filings Commented On And Matters Addressed

        In connection with the Form 10 that was previously filed with the SEC relating to the spin off of Combined Specialty, the SEC has made certain comments regarding the financial statements of Combined Specialty.

Although the Company's plans for the spin off may be modified, it intends to resolve the comments because of the possible effect on the consolidated financial statements of the Company. In addition, as previously disclosed, the Company has received a comment letter from the SEC's Division of Corporation Finance in which, as part of the SEC's publicly announced plan of reviewing recent periodic reports of large public corporations, the SEC's staff has made various comments on Aon's 2001 Form 10-K and first quarter 2002 Form 10-Q. Set forth below is a description of the principal open comments relating to the Form 10 or contained in the separate Aon comment letter, and Aon's current position with respect thereto:

        Reinsurance Claim for Benefits Paid to World Trade Center Employees.    As of December 31, 2001, Aon recognized a receivable of $90 million for reinsurance recoverables relating to insurance benefits paid to beneficiaries of Aon employees who perished in the September 11 tragedy. As previously disclosed, Aon subsequently established an allowance against the entire receivable balance due to an April 2002 court ruling (in an unrelated case) that may impact the venue for the litigation between the Company and its reinsurers. This ruling has impacted Aon's ability to reasonably estimate the probable recovery under the claim. The SEC has raised the question whether the receivable should have been recognized in 2001. If the SEC ultimately concludes that the receivable should not have been so recognized, Aon's financial statements for 2001 would have to be restated to reflect the elimination of such receivable, thereby reducing net income by $56 million (the after-tax amount of the $90 million receivable). The financial statements for first quarter 2002 would also have to be restated to reverse the allowance established against the receivable, thereby increasing net income for the first quarter 2002 by $56 million.

        Other Than Temporary Impairment of Investments.    Aon has always had a policy of reviewing the investment portfolio of its subsidiaries for potential impairments. In discussions with the SEC, their staff believed that, with respect to equity and certain below investment grade fixed maturity securities which have been trading below cost, the Company should recognize other than temporary impairments through the income statement in a shorter time horizon. The Company has agreed to modify its policy prospectively and, as previously noted in this press release, Aon is recognizing in second quarter 2002 an other than temporary impairment loss of $56 million relating to this action. This adjustment recognizes the effect of other than temporary impairments that existed at prior financial reporting periods. Although Aon believes that the adjustment fully responds to the SEC's comment and can be appropriately recorded in the second quarter of 2002, if the SEC were to require a restatement of all prior periods, the net income for the prior periods would be reduced as follows: 1999—($17 million); 2000—($15 million); and first quarter 2002—($3 million).

        A potential restatement for this issue would have no effect on Aon's previously reported aggregate stockholders' equity, total assets or total liabilities.

        Business Transformation Charges.    The SEC has inquired whether Aon, at the time it recorded certain special charges for its Business Transformation Plan (the "Plan"), had sufficient details regarding its exit plans to allow for the recording of the special charges under accounting principles generally accepted in the U.S. Aon has supplied the SEC with a description of the details on which Aon relied in recording the charges. If the SEC ultimately concludes that such Plan details were insufficient, Aon may be required to restate the 2000 and 2001 financial statements to reflect a reduction in charges incurred and, in instances when the reduced charges were subsequently incurred based on actions taken thereafter, to increase expenses for the applicable later periods.

        Special Purpose Entities.    The SEC has requested that Aon expand its disclosure, originally contained in the Company's 2001 Annual Report in Footnote #14, of certain special purpose entities and to explain the basis for not consolidating each such entity in Aon's financial statements. Aon has provided such information to the SEC and intends to include the information in future SEC filings. Aon believes that its treatment of the special purpose entities used by its wholly owned subsidiaries is in accordance with accounting principles generally accepted in the U.S. If the SEC were nevertheless to reach a different conclusion, Aon would be required to restate its prior period financial statements and consolidate the assets and liabilities of the special purpose entities. The assets are comprised principally of premium financing receivables and the liabilities principally include notes payable. At June 30, 2002, the total assets and total liabilities of the special purpose entities used by Aon's wholly owned subsidiaries were $1.3 billion and $1.3 billion, respectively, with $88 million subject to limited recourse to the Company.

        The Company is also a general partner in a limited partnership ("LP") that purchased automobile installment contracts from automobile dealers and subsequently securitized these contracts through securitization transactions in accordance with the requirements of SFAS No. 140. Effective April 1, 2001, the LP ceased purchasing and securitizing new automobile installment contracts. The Company continues to service the LP's existing portfolio. The Company uses the equity method of accounting to record its share of the net income or loss of the LP, and as such would not be impacted by the potential for the LP consolidating its special purpose vehicles. As of June 30, 2002, the amount of financing outstanding in this LP was $720 million with $120 million subject to limited recourse to the Company.

        PEPS I.    In fourth quarter 2001, Aon sold various limited partnership investments previously held by its insurance underwriting subsidiaries to a limited liability company (PEPS I). The SEC has asked Aon to support the sale accounting treatment afforded this transaction by supplying documentation and supplemental disclosure. One question remains open with the SEC related to this transaction. Aon believes that the accounting treatment was proper. However, if the SEC were to determine that the transaction was not a sale for accounting purposes, Aon would consolidate PEPS I at December 31, 2001 and all periods going forward. This consolidation would put the limited partnerships on Aon's balance sheet, eliminate the notes and preferred stocks that were obtained by Aon in the original transaction and establish non-recourse debt for the cash proceeds of $171 million received by Aon. The consolidation would have no effect on Aon's 2001 income statement or aggregate stockholders' equity at December 31, 2001.

Other Matters

        The SEC has requested additional disclosure regarding several other items contained in Aon's 2001 and first quarter 2002 financial statements including contingencies, World Trade Center losses, investments, and revenue recognition of brokerage commission and fees, life insurance commissions and amounts received directly from carriers. Aon believes that any such additional disclosure that the SEC ultimately determines to be appropriate will be provided in subsequent periodic reports filed with the SEC.

        In addition, the SEC has requested that the Company change the manner in which it reports fixed charges. The SEC has also requested that in its regulatory filings the Company not report "Income Before Taxes" on a with and without special charges/unusual charges basis. Finally, the SEC has requested that the Company no longer show EBITDA in its Financial Highlights.

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the final execution of the business transformation plan, the ultimate cost and timing of the implementation thereof, the actual cost savings and other benefits resulting therefrom, whether the Company ultimately disposes of some or all of its underwriting operations, the terms and timing thereof, rating agency actions, the cost and availability of debt and other financing, and events surrounding terrorists attacks of September 11, 2001, including the timing and resolution of related insurance and reinsurance issues. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

###

Contact:	Sean O'Neill Vice President, Financial Relations 312-381-3983
Or
Alan Orendorff Director, Public Relations 312-381-3153

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  Exhibit 99